Exhibit 10.29

IOMEGA CORPORATION
EXECUTIVE TRANSITION AGREEMENT (“Agreement”)

        WHEREAS, with the intention to align costs with expected revenues, Iomega Corporation (“Iomega”) has adopted a restructuring plan to be implemented on or around July 26, 2005;

        WHEREAS, in such effort to reduce costs, Iomega determined that it was its business interest to evaluate and reorganize certain executive functions and responsibilities;

        WHEREAS, the parties acknowledge that such restructuring and associated organizational changes trigger the severance provisions of Executive’s pre-existing written letter of employment with Iomega; and

        WHEREAS, Iomega and Executive desire to ensure a reasonable and adequate transition of duties until such time that Executive’s employment with Iomega concludes.

        NOW, THEREFORE, the parties agree as follows:

1.	Transition Date. The parties agree that Executive will remain employed by Iomega until August 30, 2005 (“Transition Period”). This date may be extended based on mutual agreement between the Executive and Iomega.

2.	Duties. During the Transition Period, Executive will continue to report directly to Iomega's chief executive officer (“CEO”). Executive's duties will consist of the following activities:

  Coach Lee Williams, our newly hired VP of consumer product generation and planning to build an integrated storage solution product engineering and generation organization between our team in Toronto and the IPO organization in Taiwan
  Work with Lee to ensure a smooth integration of the NAS engineering responsibilities
  Ensure the on-time delivery of the following new products during Q3'05:
G2 Network HDD Dual & Quad Drives (direct attached and networked) ScreenPlay MultiMedia Drives and DMA
  Work with CEO to recruit director of product marketing as defined in the proposed Iomega organizational structure and manage the product marketing organization in the interim
  Ensure smooth transition of IT organization to Tom Liguori
  Ensure smooth transition of operations organization to Mike Nikzad and assist Mike's ramp-up in the new position
  Maintain development of digital home vision and delivered planned upon product solutions
  Be an active participant in driving strategic opportunities for Iomega beyond the current default plan, such as sales of the company, joint ventures, strategic investments

During the Transition Period, Executive will devote reasonable business efforts and time to Iomega and so long as employed, shall remain subject to the Iomega Code of Conduct.

3.	Compensation and Benefits. Executive ’s base salary, bonus target, benefits, perquisites and other terms and conditions of employment shall not be reduced from the level as of the Effective Date. Executive shall continue to participate in the 2005 Incentive Bonus Plan (but only if Executive remains employed by Iomega for the entire 2005 calendar year as required by that Plan).

4.	Severance Benefits. Upon expiration of the Transition Period, Executive shall be eligible for and will receive severance benefits defined in Executive’s letter agreement of employment dated January 7, 2003, a copy of which is attached as Exhibit A (1) (the “Severance Benefits”).

5.	Death or Disability. Upon the disability (as defined in Section 22(e)(3) of the Internal Revenue Code of 1986, as amended) or death of Executive, employment shall immediately terminate; however, Executive’s heirs would be eligible for and would receive the Severance Benefits.

6.	Change of Control. Nothing herein will limit Executive’s right to receive enhanced benefits under Executive's pre-existing change of control agreement (formally entitled the “Executive Retention Agreement”), should a change of control (as defined in the Executive Retention Agreement) occur during Executive’s employment with Iomega.

7.	Voluntary Election. Executive acknowledges that he has read this Agreement, understands its contents, has had the opportunity to consult with his personal advisors, and has voluntarily entered into this Agreement.

8.	Other. This Agreement is governed by the laws of the State of California, to the extent not preempted by ERISA, and constitutes the entire agreement on this subject matter. This Agreement can only be amended by mutual written agreement. In the event that any provision of this Agreement, or any portion thereof, is held to be unenforceable or invalid by any court of competent jurisdiction, the validity and enforceability of the remaining provisions or portions thereof shall not be affected. This Agreement shall be binding upon and inure to the benefit of a) the heirs, executors and legal representatives of Executive upon Executive's death and b) any successor of Iomega. This Agreement may be executed in counterparts, each of which shall be deemed to be an original and both together shall be deemed to be one and the same agreement. A facsimile of an original signature transmitted to the other Party is effective as if the original was sent to the other Party.

Effective Date: July 26, 2005

Accepted and Agreed to:

Executive                                            Iomega Corporation

/s/ Sean Burke                                       /s/ Werner T. Heid
-------------------------------                      -----------------------------
By:                                                  By:
Name:    Sean Burke                                  Name: Werner T. Heid
Title:   EVP Consumer Solutions                      Title: President and CEO

(1) Incorporated herein by reference to Exhibit 10.16 to the Company's Annual Report on Form 10-K for the year ended December 31, 2003 (File No. 1-12333).